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                                  EX-99.B.4.15

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is hereby endorsed to amend and restate the section entitled FUNDS as follows:

     The open-end registered management investment companies (mutual funds) made available by Aetna under this Contract. These Funds currently are:

             Aetna Variable Fund - a growth and income fund;

             Aetna Income Shares - a bond fund;

             Aetna Variable Encore Fund - a money market fund;

             Aetna Investment Advisers Fund, Inc. - a managed fund;

             Neuberger & Berman Advisers Management Trust, (Growth Portfolio)
             - a growth fund;

             Lexington Natural Resources Trust - a natural resources fund;

             Calvert Socially Responsible Series - a socially responsible fund; or

             Scudder Variable Life Investment Fund, (Managed International Portfolio) - an international fund;

             TCI Portfolios, Inc., (TCI Growth) - a growth fund.

     Additional information regarding these Funds is available in each Fund prospectus.

Endorsed and made a part of this Contract on May 15, 1993 or the effective date of the Contract, whichever is later.

                                 /s/ Thomas J. McInerney




                                 President
                                 Aetna Life Insurance and Annuity Company